AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998

                                                     REGISTRATION NO. 333-48947
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                 AMENDMENT NO. 3

                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                        INTEGRATED HEALTH SERVICES, INC.
             (Exact name of registrant as specified in its charter)


               DELAWARE                              23-2428312
   (State or other jurisdiction of      (I.R.S. Employer Identification No.)
    incorporation or organization)

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      10065 Red Run Boulevard, Owings Mills, Maryland 21117, (410) 998-8400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 --------------
     Marshall A. Elkins, Esq., Executive Vice President and General Counsel Integrated Health Services, Inc., 10065 Red Run Boulevard, Owings Mills,
                         Maryland 21117, (410) 998-8400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

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        Copies of all communications, including all communications sent to the agent for service, should be sent to:


   Carl E. Kaplan, Esq.                Leslie A. Glew, Esq.
Fulbright & Jaworski L.L.P.  Senior Vice President and Associate General Counsel
     666 Fifth Avenue            Integrated Health Services, Inc.
 New York, New York 10103             10065 Red Run Boulevard
      (212) 318-3000               Owings Mills, Maryland 21117
    (212) 752-5958(FAX)                   (410) 998-8400
                                       (410) 998-8500(FAX)

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        Approximate Date of Commencement of Proposed Sale to the Public:
   From time to time after the effective date of this Registration Statement.

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     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                                 --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

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                    SUBJECT TO COMPLETION, DATED JUNE 4, 1998


PROSPECTUS

                                 981,421 SHARES

                    [INTEGRATED HEALTH SERVICES, INC. LOGO]
                       INTEGRATED HEALTH SERVICES, INC.

                                  COMMON STOCK

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     This Prospectus relates to 981,421 shares (the "Shares") of Common Stock, par value $0.001 per share (together with the Preferred Stock Purchase Rights associated therewith, the "Common Stock"), of Integrated Health Services, Inc. ("IHS" or the "Company") which are being offered for sale by certain selling stockholders (the "Selling Stockholders"). See "Selling Stockholders." The Company's Common Stock is traded on the New York Stock Exchange ("NYSE") under the symbol "IHS." On June 2, 1998, the closing price of the Common Stock, as reported in the NYSE consolidated reporting system, was $36.875 per share.


     The Company will not receive any of the proceeds from sales of the Shares by the Selling Stockholders. The Shares may be offered from time to time by the Selling Stockholders (and their donees and pledgees) through ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Selling Stockholders may be deemed to be "Underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Shares as principals, any profits received by such broker-dealers on the resale of the Shares, may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Stockholders may be deemed to be underwriting commissions. All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Brokerage commissions, if any, attributable to the sale of the Shares will be borne by the Selling Stockholders (or their donees and pledgees).

                                --------------
     SEE "RISK FACTORS," WHICH BEGINS ON PAGE 6 OF THIS PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

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    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURI-
              TIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
               OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
                          TRARY IS A CRIMINAL OFFENSE.

                                 --------------
                  The date of this Prospectus is    , 1998

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained by mail from the Public Reference Section of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, reports, proxy materials and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. Additionally, the Commission maintains a Web site on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. Copies of the Registration Statement together with exhibits may be inspected at the offices of the Commission as indicated above without charge and copies thereof may be obtained therefrom upon payment of a prescribed fee.

     Private Securities Litigation Reform Act Safe Harbor Statement. This Prospectus (including the documents incorporated by reference herein) contains certain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) and information relating to IHS that are based on the beliefs of the management of IHS, as well as assumptions made by and information currently available to the management of IHS. When used in this Prospectus, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views of IHS with respect to future events and are subject to risks and uncertainties, including those discussed under "Risk Factors," that could cause actual results to differ materially from those contemplated in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. IHS does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information in the following documents filed by IHS with the Commission (File No. 1-12306) pursuant to the Exchange Act is incorporated by reference in this Prospectus:


          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Form 10-K/A filed May 29, 1998;

          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, as amended by Form 10-Q/A filed May 29, 1998;


          (c) The Company's Current Report on Form 8-K dated October 17, 1996 and filed October 25, 1996, reporting the acquisition of First American Health Care of Georgia, Inc., as amended by Form 8-K/A filed November 26, 1996 and Amendment No. 1 to Form 8-K/A filed July 11, 1997;


          (d) The Company's Current Report on Form 8-K dated September 25, 1997 and filed October 10, 1997, reporting the Company's acquisition of Community Care of America, Inc. and the Lithotripsy Division of Coram Healthcare Corporation, as amended by Form 8-K/A filed November 25, 1997 and Amendment No. 1 to Form 8-K/A filed May 29, 1998;


          (e) The Company's Current Report on Form 8-K dated October 21, 1997 and filed November 5, 1997, reporting the Company's acquisition of RoTech Medical Corporation, as amended by Form 8-K/A filed November 25, 1997;


          (f) The Company's Current Report on Form 8-K dated December 31, 1997 and filed January 14, 1998, reporting the acquisition of 139 owned, leased or managed long-term care facilities, 12 specialty hospitals and certain other businesses from HEALTHSOUTH Corporation, as amended by Form 8-K/A filed March 16, 1998 and Amendment No. 1 to Form 8-K/A filed May 29, 1998;


          (g) The Company's Current Report on Form 8-K dated March 4, 1998 and filed March 12, 1998, reporting the Company's revenues and operating results for the fourth quarter and year ended December 31, 1997;

          (h) The description of the Company's Common Stock contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 1, 1993; and

          (i) The description of the Company's Preferred Stock Purchase Rights contained in Item 1 of the Company's Registration Statement on Form 8-A dated September 28, 1995.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all Shares offered have been sold or which deregisters all Shares then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a previously filed document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or was deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to IHS contained in this Prospectus should be read together with the information in the documents incorporated by reference.


     THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO INTEGRATED HEALTH SERVICES, INC., 10065 RED RUN BOULEVARD, OWINGS MILLS, MARYLAND 21117, ATTENTION: MARC B. LEVIN, EXECUTIVE VICE PRESIDENT-INVESTOR RELATIONS, TELEPHONE: (410) 998-8400.

                                   THE COMPANY

     Integrated Health Services, Inc. ("IHS" or the "Company") is one of the nation's leading providers of post-acute healthcare services. Post-acute care is the provision of a continuum of care to patients following discharge from an acute care hospital. IHS' post-acute care services include subacute care, skilled nursing facility care, home respiratory care, home health nursing care, other homecare services and contract rehabilitation, hospice, lithotripsy and diagnostic services. The Company's post-acute care network is designed to address the fact that the cost containment measures implemented by private insurers and managed care organizations and limitations on government reimbursement of hospital costs have resulted in the discharge from hospitals of many patients who continue to require medical and rehabilitative care. IHS' post-acute healthcare system is intended to provide cost-effective continuity of care for its patients in multiple settings and enable payors to contract with one provider to provide all of a patient's needs following discharge from acute care hospitals. The Company believes that its post-acute care network can be extended beyond post-acute care to also provide "pre-acute" care, i.e., services to patients which reduce the likelihood of a need for a hospital stay. IHS' post-acute care network currently consists of approximately 2,000 service locations in 47 states and the District of Columbia.

     The Company's post-acute care network strategy is to provide cost-effective continuity of care for its patients in multiple settings, using geriatric care facilities as platforms to provide a wide variety of subacute medical and rehabilitative services more typically delivered in the acute care hospital setting and using home healthcare to provide those medical and rehabilitative services which do not require 24-hour monitoring. To implement its post-acute care network strategy, IHS has focused on (i) developing market concentration for its post-acute care services in targeted states due to increasing payor consolidation and the increased preference of payors, physicians and patients for dealing with only one service provider; (ii) expanding the range of home healthcare and related services it offers to patients directly in order to provide patients with a continuum of care throughout their recovery, to better control costs and to meet the growing desire by payors for one-stop shopping; and (iii) developing subacute care units. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare, Medicaid and private payors, the Company has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. IHS' strategy is to become a preferred or exclusive provider of post-acute care services to managed care organizations and other payors.

     In implementing its post-acute care network strategy, IHS has recently focused on expanding its home healthcare services to take advantage of healthcare payors' increasing focus on having healthcare provided in the lowest-cost setting possible, recent advances in medical technology which have facilitated the delivery of medical services in alternative sites and patients' desires to be treated at home. Consistent with the Company's strategy, IHS in October 1996 acquired First American Health Care of Georgia, Inc. ("First American"), a provider of home health services, principally home nursing, in 21 states, primarily Alabama, California, Florida, Georgia, Michigan, Pennsylvania and Tennessee. IHS in October 1997 acquired RoTech Medical Corporation ("RoTech"), a provider of home healthcare products and services, with an emphasis on home respiratory, home medical equipment and infusion therapy, principally to patients in non-urban areas (the "RoTech Acquisition"). In
October 1997, IHS also acquired (the "Coram Lithotripsy Acquisition") the lithotripsy division (the "Coram Lithotripsy Division") of Coram Healthcare Corporation ("Coram"), which provided lithotripsy services and equipment maintenance in 180 locations in 18 states, in order to expand the mobile diagnostic treatment and services it offers to patients, payors and other providers. Lithotripsy is a non-invasive technique that utilizes shock waves to disintegrate kidney stones. IHS intends to use the home healthcare setting and the delivery franchise of the home healthcare branch and agency network to (i) deliver sophisticated care, such as skilled nursing care, home respiratory therapy and rehabilitation, outside the hospital or nursing home; (ii) serve as an entry point for patients into the IHS post-acute care network; and (iii) provide a cost-effective site for case management and patient direction.

     IHS has also continued to expand its post-acute care network by increasing the number of facilities it operates or manages. In September 1997, IHS acquired Community Care of America, Inc. ("CCA"), which develops and operates skilled nursing facilities in medically underserved rural communities (the

"CCA Acquisition"). IHS believes that CCA will broaden its post-acute care network to include more rural markets and will complement its existing home care locations in rural markets as well as RoTech's business. In addition, in December 1997, IHS acquired from HEALTHSOUTH Corporation ("HEALTHSOUTH") 139 owned, leased or managed long-term care facilities and 12 specialty hospitals, as well as a contract therapy business having over 1,000 contracts and an institutional pharmacy business serving approximately 38,000 beds (the "Facility Acquisition").

     The Company provides subacute care through medical specialty units ("MSUs"), which are typically 20 to 75 bed specialty units with physical identities, specialized medical technology and staffs separate from the geriatric care facilities in which they are located. MSUs are designed to provide comprehensive medical services to patients who have been discharged from acute care hospitals but who still require subacute or complex medical treatment. The levels and quality of care provided in the Company's MSUs are similar to those provided in the hospital but at per diem treatment costs which IHS believes are generally 30% to 60% below the cost of such care in acute care hospitals. Because of the high level of specialized care provided, the Company's MSUs generate substantially higher net revenue and operating profit per patient day than traditional geriatric care services.

     IHS presently operates 313 geriatric care facilities (258 owned or leased and 55 managed), excluding 13 facilities acquired in the CCA Acquisition and 42 facilities acquired in the Facility Acquisition which are being held for sale, and 158 MSUs located within 84 of these facilities. Specialty medical services revenues, which include all MSU charges, all revenue from providing rehabilitative therapies, pharmaceuticals, medical supplies and durable medical equipment to all its patients, all revenue from its Alzheimer's programs and all revenue from its provision of pharmacy, rehabilitation therapy, home healthcare, hospice care and similar services to third-parties, constituted approximately 65%, 70% and 79% of net revenues during the years ended December 31, 1995, 1996 and 1997, respectively, and 79% and 72% of net revenues in the three months ended March 31, 1997 and 1998, respectively. IHS also offers a wide range of basic medical services as well as a comprehensive array of respiratory, physical, speech, occupational and physiatric therapy in all its geriatric care facilities. For the year ended December 31, 1997 and the three months ended March 31, 1998, approximately 35% and 31%, respectively, of IHS' revenues were derived from home health and hospice care, approximately 44% and 41%, respectively, were derived from subacute and other ancillary services, approximately 19% and 28%, respectively, were derived from traditional basic nursing home services, and approximately 2% and 1%, respectively, were derived from management and other services. On a pro forma basis after giving effect to the acquisitions consummated by IHS in 1997, for the year ended December 31, 1997, approximately 30% of IHS' revenues were derived from home health and hospice care, approximately 43% were derived from subacute and other ancillary services, approximately 26% were derived from traditional basic nursing home services and the remaining approximately 1% were derived from management and other services.

     Integrated Health Services, Inc. was incorporated in March 1986 as a Pennsylvania corporation and reorganized as a Delaware corporation in November 1986. IHS' principal executive offices are located at 10065 Red Run Boulevard, Owings Mills, Maryland 21117 and its telephone number is (410) 998-8400. Unless the context indicates otherwise, the terms "IHS" and the "Company" include Integrated Health Services, Inc. and its subsidiaries.

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered hereby. This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus (including the documents incorporated by reference herein).


     Risks Related to Substantial Indebtedness. The Company's indebtedness is substantial in relation to its stockholders' equity. At March 31, 1998, IHS' total long-term debt, including current portion, accounted for 73.3% of its total capitalization. IHS also has significant lease obligations with respect to the facilities operated pursuant to long-term leases, which aggregated approximately $684.0 million at March 31, 1998. For the year ended December 31, 1997 and the three months ended March 31, 1998 the Company's rent expense was $105.1 million ($163.7 million on a pro forma basis after giving effect to the acquisitions consummated by IHS in 1997) and $35.4 million, respectively. In addition, IHS is obligated to pay an additional $155 million in respect of the acquisition of First American during 2000 to 2004, of which $115.2 million (representing the present value thereof) has been recorded at March 31, 1998. The Company's strategy of expanding its specialty medical services and growing through acquisitions may require additional borrowings in order to finance working capital, capital expenditures and the purchase price of any acquisitions. The degree to which the Company is leveraged, as well as its rent expense, could have important consequences to securityholders, including: (i) IHS' ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired, (ii) a substantial portion of IHS' cash flow from operations may be dedicated to the payment of principal and interest on its indebtedness and rent expense, thereby reducing the funds available to IHS for its operations, (iii) certain of IHS' borrowings bear, and will continue to bear, variable rates of interest, which expose IHS to increases in interest rates, and (iv) certain of IHS' indebtedness contains financial and other restrictive covenants, including those restricting the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets and imposing minimum net worth requirements. In addition, IHS' leverage may also adversely affect IHS' ability to respond to changing business and economic conditions or continue its growth strategy. There can be no assurance that IHS' operating results will be sufficient for the payment of IHS' indebtedness. If IHS were unable to meet interest, principal or lease payments, or satisfy financial covenants, it could be required to seek renegotiation of such payments and/or covenants or obtain additional equity or debt financing. If additional funds are raised by issuing equity securities, the Company's stockholders may experience dilution. Further, such equity securities may have rights, preferences or privileges senior to those of the Common Stock. To the extent IHS finances its activities with additional debt, IHS may become subject to certain additional financial and other covenants that may restrict its ability to pursue its growth strategy and to pay dividends on the Common Stock. There can be no assurance that any such efforts would be successful or timely or that the terms of any such financing or refinancing would be acceptable to IHS. See "-- Risks Related to Capital Requirements."


     In connection with IHS' offering of its 9 1/4% Senior Subordinated Notes due 2008 in September 1997 (the "9 1/4% Senior Notes"), Standard & Poors ("S&P") confirmed its B rating of IHS' other subordinated debt obligations, but with a negative outlook, and assigned the same rating to the 9 1/4% Senior Notes. In November 1997, S&P placed the Company's senior credit and subordinated debt ratings on CreditWatch with negative implications due to the proposed Facility Acquisition and in January 1998 S&P downgraded IHS' corporate credit and bank loan ratings to B+ and its subordinated debt ratings to B- as a result of the Facility Acquisition. S&P stated that the speculative grade ratings reflect the Company's high debt leverage and aggressive acquisition strategy, uncertainties with respect to future government efforts to control Medicare and Medicaid and the unknown impact on IHS of recent changes in healthcare regulation providing for a prospective payment system for both nursing homes and home healthcare. S&P noted IHS' outlook was stable. In connection with the offering of the 9 1/4% Senior Notes, Moody's Investors Service ("Moody's") downgraded to B2 the Company's other senior subordinated debt obligations, but noted that the outlook for the rating was stable, and assigned the new rating to the 9 1/4% Senior Notes. Moody's stated that the rating action reflects Moody's concern about the Company's continued rapid growth through acquisitions, which has resulted in negative tangible equity of $114 million, making no adjustment for the $259 million of convertible debt of IHS outstanding. Moody's also stated that the availability provided by the Company's new credit facility and the 9 1/4% Senior Notes positioned the Company to complete sizable acquisition transactions using solely debt. Moody's further noted that the rating reflects that there are significant changes underway in the reimbursement of services rendered by IHS, and that the exact impact of these changes is uncertain.

     Risks Associated with Growth Through Acquisitions and Internal Development. IHS' growth strategy involves growth through acquisitions and internal development and, as a result, IHS is subject to various risks associated with this growth strategy. The Company's planned expansion and growth require that the Company expand its home healthcare services through the acquisition of additional home healthcare providers and that the Company acquire, or establish relationships with, third parties which provide post-acute care services not currently provided by the Company and that the Company acquire, lease or acquire the right to manage for others additional facilities. Such expansion and growth will depend on the Company's ability to create demand for its post-acute care programs, the availability of suitable acquisition, lease or management candidates and the Company's ability to finance such acquisitions and growth. The successful implementation of the Company's post-acute healthcare system, including the capitation of rates, will depend on the Company's ability to expand the amount of post-acute care services it offers directly to its patients rather than through third-party providers. There can be no assurance that suitable acquisition candidates will be located, that acquisitions can be consummated, that acquired facilities and companies can be successfully integrated into the Company's operations, or that the Company's post-acute healthcare system, including the capitation of rates, can be successfully implemented. The post-acute care market is highly competitive, and the Company faces substantial competition from hospitals, subacute care providers, rehabilitation providers and home healthcare providers, including competition for acquisitions. The Company anticipates that competition for acquisition opportunities will intensify due to the ongoing consolidation in the healthcare industry. See "-- Risks Related to Managed Care Strategy" and "-- Competition."

     The successful integration of acquired businesses, including First American, RoTech, CCA, the Coram Lithotripsy Division and the facilities and other businesses acquired from HEALTHSOUTH, is important to the Company's future financial performance. The anticipated benefits from any of these acquisitions may not be achieved unless the operations of the acquired businesses are successfully combined with those of the Company in a timely manner. The integration of the Company's recent acquisitions will require substantial attention from management. The diversion of the attention of management, and any difficulties encountered in the transition process, could have a material adverse effect on the Company's operations and financial results. In addition, the process of integrating the various businesses could cause the interruption of, or a loss of momentum in, the activities of some or all of these businesses, which could have a material adverse effect on the Company's operations and financial results. There can be no assurance that the Company will realize any of the anticipated benefits from its acquisitions. The acquisition of service companies that are not profitable, or the acquisition of new facilities that result in significant integration costs and inefficiencies, could also adversely affect the Company's profitability.

     IHS' current and anticipated future growth has placed, and will continue to place, significant demands on the management, operational and financial resources of IHS. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. There can be no assurance that IHS will be able to manage its expanded operations effectively. See "-- Risks Related to Capital Requirements."

     There can be no assurance that the Company will be successful in implementing its strategy or in responding to ongoing changes in the healthcare industry which may require adjustments to its strategy. If IHS fails to implement its strategy successfully or does not respond timely and adequately to ongoing changes in the healthcare industry, the Company's business, financial condition and results of operations will be materially adversely affected.

     Risks Related to Managed Care Strategy. Managed care payors and traditional indemnity insurers have experienced pressure from their policyholders to curb or reduce the growth in premiums paid to such organizations for healthcare services. This pressure has resulted in demands on healthcare service providers to reduce their prices or to share in the financial risk of providing care through alternate fee structures such as capitation or fixed case rates. Given the increasing importance of managed care in the healthcare marketplace and the continued cost containment pressures from Medicare and Medicaid, IHS has been restructuring its operations to enable IHS to focus on obtaining contracts with managed care organizations and to provide capitated services. The Company believes that its home healthcare capabilities will be an important component of its ability to provide services under capitated and other alternate fee arrangements. However, to date there has been limited demand among managed care organizations for post-acute care network services, and there can be no assurance that demand for such services will increase. Further, IHS has limited experience in providing services under capitated and other alternate fee arrangements and setting the applicable rates. Accordingly, there can be no assurance that the fees received by IHS will cover the cost of services provided. If revenue for capitated services is insufficient to cover the treatment costs, IHS' operating results could be adversely affected. As a result, the success of IHS' managed care strategy will depend in large part on its ability to increase demand for post-acute care services among managed care organizations, to obtain favorable agreements with managed care organizations and to manage effectively its operating and healthcare delivery costs through various methods, including utilization management and competitive pricing for purchased services. Additionally, there can be no assurance that pricing pressures faced by healthcare providers will not have a material adverse effect on the Company's business, results of operations and financial condition.

     Further, pursuing a strategy focused on risk-sharing fee arrangements entails certain regulatory risks. Many states impose restrictions on a service provider's ability to provide capitated services unless it meets certain financial criteria, and may view capitated fee arrangements as an insurance activity, subjecting the entity accepting the capitated fee to regulation as an insurance company rather than merely a licensed healthcare provider accepting a business risk in connection with the manner in which it is charging for its services. The laws governing risk-sharing fee arrangements for healthcare service providers are evolving and are not certain at this time. If the risk-sharing activities of IHS require licensure as an insurance company, there can be no assurance that IHS could obtain or maintain the necessary licensure, or that IHS would be able to meet any financial criteria imposed by a state. If the Company were precluded from providing services under risk-sharing fee arrangements, its managed care strategy would be adversely affected. See "-- Uncertainty of Government Regulation."

     Risks Related to Capital Requirements. IHS' growth strategy requires substantial capital for the acquisition of additional home healthcare and related service providers and geriatric care facilities. The effective integration, operation and expansion of the existing businesses will also require substantial capital. The Company expects to finance new acquisitions from a combination of funds from operations, borrowings under its bank credit facility and the issuance of debt and equity securities. IHS may raise additional capital through the issuance of long-term or short-term indebtedness or the issuance of additional equity securities in private or public transactions, at such times as management deems appropriate and the market allows. Any of such financings could result in dilution of existing equity positions, increased interest and amortization expense or decreased income to fund future expansion. There can be no assurance that acceptable financing for future acquisitions or for the integration and expansion of existing businesses and operations can be obtained. The Company's bank credit facility limits the Company's ability to make acquisitions, and certain of the indentures under which the Company's outstanding senior subordinated debt securities were issued limit the Company's ability to incur additional indebtedness unless certain financial tests are met. See "-- Risks Related to Substantial Indebtedness."

     Risks Related to Recent Acquisitions. IHS has recently completed several major acquisitions, including the acquisitions of First American, RoTech, CCA and the Coram Lithotripsy Division and the Facility Acquisition, and is still in the process of integrating those acquired businesses. The IHS Board of Directors and senior management of IHS face a significant challenge in their efforts to integrate the acquired businesses, including First American, RoTech, CCA, the Coram Lithotripsy Division and the facilities and other businesses acquired from HEALTHSOUTH. The dedication of management re-sources to such integration may detract attention from the day-to-day business of IHS. The difficulties of integration may be increased by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. There can be no assurance that there will not be substantial costs associated with such activities or that there will not be other material adverse effects of these integration efforts. Further, there can be no assurance that management's efforts to integrate the operations of IHS and newly acquired companies will be successful or that the anticipated benefits of the recent acquisitions will be fully realized.


     IHS has recently expanded significantly its home healthcare operations. During the years ended December 31, 1996 and 1997 and the three months ended March 31, 1997 and 1998, home healthcare accounted for approximately 16.3%, 35.4%, 33.8% and 30.2%, respectively, of IHS' total revenues. On a pro forma basis, after giving effect to the acquisitions and divestitures consummated by IHS in 1996 and 1997, home healthcare accounted for approximately 28.8% and 29.6% of IHS' total revenues in 1996 and 1997, respectively. On a pro forma basis, approximately 70.7% and 73.0% of IHS' home healthcare revenues were derived from Medicare in the years ended December 31, 1996 and 1997, respectively. On a pro forma basis, after giving effect to the acquisitions and divestitures consummated by IHS in 1996 and 1997, home nursing services accounted for approximately 64.2% and 56.2%, respectively, of IHS' home healthcare revenues in these periods. Medicare has developed a national fee schedule for infusion therapy and home medical equipment which provides reimbursement at 80% of the amount of any fee on the schedule. The remaining 20% is paid by other third party payors (including Medicaid in the case of "medically indigent" patients) or patients. With respect to home nursing, Medicare generally reimburses for the cost of providing such services, up to a regionally adjusted allowable maximum per visit and per discipline with no fixed limit on the number of visits prior to 1998. There generally is no deductible or coinsurance. As a result, there is no reward for efficiency, provided that costs are below the cap, and traditional home healthcare services carry relatively low margins. The Balanced Budget Act of 1997 (the "BBA"), enacted in August 1997, provides for a reduction in current cost reimbursement for home nursing care pending implementation of a prospective payment system for home nursing services for cost reporting periods beginning on or after October 1, 1999. Implementation of a prospective payment system will be a critical element to the success of IHS' expansion into home nursing services. Based upon prior legislative proposals, IHS believes that a prospective payment system would most likely provide a healthcare provider a predetermined rate for a given service, with providers that have costs below the predetermined rate being entitled to keep some or all of this difference. There can be no assurance that Medicare will implement a prospective payment system for home nursing services in the next several years or at all. The implementation of a prospective payment system requires IHS to make contingent payments related to the First American Acquisition of $155 million over a period of five years. Until a prospective payment system for home nursing services is introduced, IHS anticipates that margins for home nursing will remain low and may adversely impact its financial performance. IHS is currently exploring ways to reduce the impact of its home nursing business on its financial performance, which may include a "spin-off" of such operations. In addition, the BBA reduces the Medicare national payment limits for oxygen and oxygen equipment used in home respiratory therapy by 25% in 1998 and 30% (from 1997 levels) in 1999 and each subsequent year. Approximately 50% of RoTech's total revenues for 1997 were derived from the provision of oxygen services to Medicare patients. The inability of IHS to realize operating efficiencies and provide home healthcare services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations and its post-acute care network. See "-- Risk of Adverse Effect of Healthcare Reform."


     Reliance on  Reimbursement  by Third  Party  Payors.  The Company  receives payment for services rendered to patients from private insurers and patients themselves, from the Federal government under Medicare, and from the states in which it operates under Medicaid. The healthcare industry is experiencing a trend toward cost containment, as government and other third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. These cost containment measures, combined with the increasing influence of managed care payors and competition for patients, has resulted in reduced rates of reimbursement for services provided by IHS, which has adversely affected, and may continue to adversely affect, IHS' margins, particularly in its skilled nursing and subacute facilities. Aspects of certain healthcare reform proposals, such as cutbacks in the Medicare and Medicaid programs, reductions in Medicare reimbursement rates and/or limitations on reimbursement rate increases, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. There can be no assurance that adequate reimbursement levels will continue to be available for services to be provided by IHS which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the Company's results of operations and financial condition. See "-- Risk of Adverse Effect of Healthcare Reform." During the years ended December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, the Company derived approximately 55%, 60%, 66%, 67% and 63%, respectively, of its patient revenues from Medicare and Medicaid. On a pro forma basis after giving effect to the acquisitions and divestitures consummated by IHS in 1996 and 1997, approximately 69% of the Company's patient revenues have been derived from Medicare and Medicaid in each of the years ended December 31, 1996 and 1997.

     The sources and amounts of the Company's patient revenues derived from the operation of its geriatric care facilities and MSU programs are determined by a number of factors, including licensed bed capacity of its facilities, occupancy rate, the mix of patients and the rates of reimbursement among payor categories (private, Medicare and Medicaid). Changes in the mix of the Company's patients among the private pay, Medicare and Medicaid categories can significantly affect the profitability of the Company's operations. The Company's cost of care for its MSU patients generally exceeds regional reimbursement limits established under Medicare. The success of the Company's MSU strategy will depend in part on its ability to obtain per diem rate approvals for costs which exceed the Medicare established per diem rate limits and by obtaining waivers of these limitations. There can be no assurance that the Company will be able to obtain the waivers necessary to enable the Company to recover its excess costs.

     Managed care organizations and other third party payors have continued to consolidate to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the United States population are provided by a small number of managed care organizations and third party payors. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate IHS as a preferred provider and/or engage IHS' competitors as a preferred or exclusive provider, the business of IHS could be materially adversely affected.


     Risk of Adverse Effect of Healthcare Reform. In addition to extensive existing government healthcare regulation, there are numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including a number of proposals that would significantly limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals would have on the Company's business. Aspects of certain of these healthcare proposals, such as cutbacks in the Medicare and Medicaid programs, containment of healthcare costs on an interim basis by means that could include a short-term freeze on prices charged by healthcare providers, and permitting greater state flexibility in the administration of Medicaid, could adversely affect the Company. IHS expects that there will continue to be numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services, including proposals that will further limit reimbursement under Medicare and Medicaid. It is not clear at this time what proposals, if any, will be adopted or, if adopted, what effect such proposals will have on IHS' business. See "-- Risks Related to Recent Acquisitions" and "-- Reliance on Reimbursement by Third Party Payors." There can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company or that payments under governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. Concern about the potential effects of the proposed reform measures has contributed to the volatility of prices of securities of companies in healthcare and related industries, including the Company, and may similarly affect the price of the Company's securities in the future. See "-- Uncertainty of Government Regulation."


     The BBA provides, among other things, for a prospective payment system for skilled nursing facilities to be implemented for cost reporting periods beginning on or after July 1, 1998, a prospective payment system for home nursing to be implemented for cost reporting periods beginning on or after October 1, 1999, a reduction in current cost reimbursement for home nursing care pending implementation of a prospective payment system, reductions (effective January 1, 1998) in Medicare reimbursement for oxygen and oxygen equipment for home respiratory therapy and a shift of the bulk of home health coverage from Part A to Part B of Medicare. The BBA also instituted consolidated billing for skilled nursing facility services, under which payments for non-physician Part B services for beneficiaries no longer eligible for Part A skilled nursing facility care will be made to the facility, regardless of whether the item or service was furnished by the facility, by others under arrangement or under any other contracting or consulting arrangement, effective for items or services furnished on or after July 1, 1997. With respect to Medicaid, the BBA repeals the so-called Boren Amendment, which required state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. As a result, states now have considerable flexibility in establishing payment rates. The inability of IHS to provide home healthcare and/or skilled nursing services at a cost below the established Medicare fee schedule could have a material adverse effect on IHS' home healthcare operations, post-acute care network and business generally.


     Under the new prospective payment system for Medicare reimbursement to skilled nursing facilities, facilities will receive a pre-established daily rate for each individual Medicare beneficiary being cared for, based on the activity level of the patient. The pre-established daily rate will cover all routine, ancillary and capital costs. It is anticipated that this prospective payment system will be phased in over four years on a blended rate of the facility-specific costs and the new federal per diem, which has not to date been established. The blended rate for the first year of transition will take 75% of the facility-specific per diem rate and 25% of the federal per diem rate. In each subsequent transition year, the facility-specific per diem rate component will decrease by 25% and the federal per diem rate component will increase by 25%, ultimately resulting in a rate based 100% upon the federal per diem. The facility-specific per diem rate is based upon the facility's 1995 cost report for routine, ancillary and capital services, updated using a skilled nursing market basket index. The federal per diem is calculated by the weighted average of each facility's standardized costs, based upon the historical national average per diem for freestanding facilities. Prospective payment for IHS' owned and leased skilled nursing facilities will be effective beginning January 1, 1999 for all facilities other than the facilities acquired from HEALTHSOUTH, which will become subject to prospective payment on June 1, 1999. Prospective payment for skilled nursing facilities managed by IHS will be effective for each facility at the beginning of its first cost reporting period beginning on or after July 1, 1998. The new prospective payment system will also cover ancillary services provided to patients at skilled nursing facilities.


     IHS anticipates that the prospective payment system for home nursing will provide for prospectively established per visit payments to be made for all covered services, which will then be subject to an annual aggregate per episode limit at the end of the year. Home health agencies that are able to keep their total expenses per visit during the year below their per episode annual limits will be able to retain a specified percentage of the difference, subject to certain aggregate limitations. Such changes could have a material adverse effect on the Company and its growth strategy. The implementation of a prospective payment system requires the Company to make contingent payments related to the acquisition of First American of $155 million over a period of five years. The failure to implement a prospective payment system for home nursing services in the next several years could adversely affect IHS' post-acute care network strategy. See "-- Risks Related to Recent Acquisitions."


     Uncertainty of Government Regulation. The Company and the healthcare industry generally are subject to extensive federal, state and local regulation governing licensure and conduct of operations at existing facilities, construction of new facilities, acquisition of existing facilities, additions of new ser-
vices, certain capital expenditures, the quality of services provided and the manner in which such services are provided and reimbursement for services rendered. Changes in applicable laws and regulations or new interpretations of existing laws and regulations could have a material adverse effect on licensure, eligibility for participation, permissible activities, operating costs and the levels of reimbursement from governmental and other sources. There can be no assurance that regulatory authorities will not adopt changes or new interpretations of existing regulations that could adversely affect the Company. The failure to maintain or renew any required regulatory approvals or licenses could prevent the Company from offering existing services or from obtaining reimbursement. In certain circumstances, failure to comply at one facility may affect the ability of the Company to obtain or maintain licenses or approvals under Medicare and Medicaid programs at other facilities. In addition, in the conduct of its business the Company's operations are subject to review by federal and state regulatory agencies to assure continued compliance with various standards, their continued licensing under state law and their certification under the Medicare and Medicaid programs. In the course of these reviews, problems are from time to time identified by these agencies. The Company has to date been able to resolve these problems in a manner satisfactory to the regulatory agencies without a material adverse effect on its business, and the Company believes that it will be able to resolve all current reviews in a manner satisfactory to the regulatory agencies without a material adverse effect on its business. However, there can be no assurance that IHS will be able to satisfactorily resolve all current or future reviews.



     In 1995 the Health Care Financing Administration ("HCFA") implemented stricter guidelines for annual state surveys of long-term care facilities and expanded remedies available to enforce compliance with the detailed regulations mandating minimum healthcare standards. Remedies include fines, new patient admission moratoriums, denial of reimbursement, federal or state monitoring of operations, closure of facilities and termination of provider reimbursement agreements. These provisions eliminate the ability of operators to appeal the scope and severity of any deficiencies and grant state regulators the authority to impose new remedies, including monetary penalties, denial of payments and termination of the right to participate in the Medicare and/or Medicaid programs. The Company believes these new guidelines may result in an increase in the number of facilities that will not be in "substantial compliance" with the regulations and, as a result, subject to increased disciplinary actions and remedies, including admission holds and termination of the right to participate in the Medicare and/or Medicaid programs. In ranking facilities, survey results subsequent to October 1990 are considered. As a result, the Company's acquisition of poorly performing facilities could adversely affect the Company's business to the extent remedies are imposed at such facilities.

     In September 1997, President Clinton, in an attempt to curb Medicare fraud, imposed a moratorium on the certification under Medicare of new home healthcare companies, which moratorium expired in January 1998, and implemented rules requiring home healthcare providers to reapply for Medicare certification every three years. In addition, HCFA will double the number of detailed audits of home healthcare providers it completes each year and increase by 25% the number of home healthcare claims it reviews each year. IHS cannot predict what effect, if any, these new rules will have on IHS' business and the expansion of its home healthcare operations.



     The Company is also subject to federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. These laws include the federal "Stark Acts," which prohibit, with limited exceptions, financial relationships between ancillary service providers and referring physicians, and the federal "anti-kickback law," which prohibits, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. The Office of Inspector General of the Department of Health and Human Services, the Department of Justice and other federal agencies interpret these fraud and abuse provisions liberally and enforce them aggressively. The BBA contains new civil monetary penalties for violations of these laws and imposes an affirmative duty on providers to insure that they do not employ or contract with persons excluded from the Medicare program. The BBA also provides a minimum 10 year period for exclusion from participation in Federal healthcare programs of persons convicted of a prior healthcare violation. In addition, some states restrict certain business relationships between physicians and other providers of healthcare services. Many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs (including Medicare and Medicaid), asset forfeitures and civil and criminal penalties. These laws vary from state to state, are often vague and have seldom been interpreted by the courts or regulatory agencies. The Company seeks to structure its business arrangements in compliance with these laws and, from time to time, the Company has sought guidance as to the interpretation of such laws; however, there can be no assurance that such laws ultimately will be interpreted in a manner consistent with the practices of the Company.

     Many states have adopted certificate of need or similar laws which generally require that the appropriate state agency approve certain acquisitions or capital expenditures in excess of defined levels and determine that a need exists for certain new bed additions, new services and the acquisition of such medical equipment or capital expenditures or other changes prior to beds and/or services being added. Many states have placed a moratorium on granting additional certificates of need or otherwise stated their intent not to grant approval for new beds. To the extent certificates of need or other similar approvals are required for expansion of the Company's operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals and possible delays in, and the expenses associated with, obtaining such approvals.

     The Company is unable to predict the future course of federal, state or local regulation or legislation, including Medicare and Medicaid statutes and regulations. Further changes in the regulatory framework could have a material adverse effect on the Company's business, results of operations and financial condition. See "-- Risk of Adverse Effect of Healthcare Reform."

     Competition. The healthcare industry is highly competitive and is subject to continuing changes in the provision of services and the selection and compensation of providers. The Company competes on a local and regional basis with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a more limited extent, price. The Company also competes with other providers in the acquisition and development of additional facilities and service providers. The Company's current and potential competitors include national, regional and local operators of geriatric care facilities, acute care hospitals and rehabilitation hospitals, extended care centers, retirement centers and community home health agencies, other home healthcare companies and similar institutions, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. New service introductions and enhancements, acquisitions, continued industry consolidation and the development of strategic relationships by IHS' competitors could cause a significant decline in sales or loss of market acceptance of IHS' services or intense price competition or make IHS' services noncompetitive. Further, technological advances in drug delivery systems and the development of new medical treatments that cure certain complex diseases or reduce the need for healthcare services could adversely impact the business of IHS. There can be no assurance that IHS will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on IHS' business, financial condition and results of operations. IHS also competes with various healthcare providers with respect to attracting and retaining qualified management and other personnel. Any significant failure by IHS to attract and retain qualified employees could have a material adverse effect on its business, results of operations and financial condition.

     Effect of Certain Anti-Takeover Provisions. IHS' Third Restated Certificate of Incorporation and By-laws, as well as the Delaware General Corporation Law (the "DGCL"), contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of IHS. These provisions could limit the price that certain investors might be willing to pay in the future for shares of Common Stock. Certain of these provisions allow IHS to issue, without stockholder approval, preferred stock having voting rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. In addition, the IHS Stockholders' Rights Plan, which provides for discount purchase rights to certain stockholders of IHS upon certain acquisitions of 20% or more of the outstanding shares of Common Stock, may also inhibit a change in control of IHS. As a Delaware corporation, IHS is subject to Section 203 of the DGCL, which, in general, prevents an "interested stockholder" (defined generally as a person owning 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (as defined) for three years following the date such person became an interested stockholder unless certain conditions are satisfied.

     Possible Volatility of Stock Price. There may be significant volatility in the market price of the Common Stock. Quarterly operating results of IHS, changes in general conditions in the economy, the financial markets or the healthcare industry, or other developments affecting IHS or its competitors, could cause the market price of the Common Stock to fluctuate substantially. In addition, in recent years the stock market and, in particular, the healthcare industry segment, has experienced significant price and volume fluctuations. This volatility has affected the market price of securities issued by many companies for reasons unrelated to their operating performance. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon IHS' business, operating results and financial condition.

                              RECENT DEVELOPMENTS

     In March 1998 the Company sold five long-term care facilities to Omega Healthcare Investors, Inc. ("Omega"), a publicly-traded real estate investment trust, for approximately $50.5 million. Omega immediately leased these facilities to Lyric Health Care LLC ("Lyric") at an annual rent of approximately $4.95 million. Lyric is a newly-formed company 50% owned by IHS and 50% owned by TFN Healthcare Investors, Inc., an entity controlled by Timothy Nicholson, a director of the Company. The Company manages these facilities as well as five other long-term care facilities which the Company sold to Omega and Omega leased to Lyric in January 1998. The Company receives a base management fee of 3% of gross revenues, subject to increase if gross revenues exceed $350 million, and a franchise fee of 1% of gross revenues. The management agreement with Lyric provides for an incentive management fee equal to 70% of annual net cash flow (as defined in the management agreement). IHS did not recognize a gain or loss on the sale.

     In April 1998 the Company reached an agreement in principle to sell 44 facilities to Monarch Properties, Inc., a newly-formed real estate investment trust ("Monarch"), for an aggregate purchase price of approximately $371 million. It is currently contemplated that Monarch will lease 42 of these 44 facilities to Lyric, and that Lyric will engage the Company to manage the facilities pursuant to the arrangements described above. The transactions with Monarch and Lyric are subject to completion of definitive documentation and completion of Monarch's initial public offering, and there can be no assurance that the transaction will be completed on these terms, on different terms or at all. Dr. Robert N. Elkins, the Company's Chairman of the Board, Chief Executive Officer and President, is Chairman of the Board of Directors of Monarch, and it is currently contemplated that he will beneficially own between five and ten percent of Monarch following completion of Monarch's public offering.



     In April 1998 IHS acquired a company that operates 13 skilled nursing facilities for approximately $15.9 million. The stockholder of this company is a Selling Stockholder hereunder. In April 1998 the Company also purchased, for an aggregate of approximately $5.5 million, seven companies which provide respiratory therapy services. In May 1998 the Company acquired five companies which provide respiratory therapy services for an aggregate of approximately $15.1 million.

     The Company has reached agreements in principle to purchase a company which operates 31 skilled nursing facilities for approximately $53.2 million, a skilled nursing facility for $4.7 million, two lithotripsy operations for an aggregate of approximately $20.4 million and 18 respiratory companies for an aggregate of approximately $30.7 million. There can be no assurance that any of these acquisitions will be consummated on these terms, on different terms or at all.

     On May 29, 1998, the Company called for redemption on June 29, 1998 all of its outstanding 6% Convertible Subordinated Debentures due 2003 (the "6% Debentures"). IHS will pay a total redemption price of $1,059.83 per $1,000 principal amount of the 6% Debentures, including a redemption premium of $30 and accrued interest of $29.83. As an alternative to redemption and at the option of the holder, the 6% Debentures are convertible into shares of Common Stock at a conversion price of $32.125 per share of Common Stock (equivalent to 31.13 shares of Common Stock for each $1,000 principal amount of 6% Debentures). Cash will be paid in lieu of any fractional share of Common Stock issuable upon conversion of the 6% Debentures. As long as the price of Common Stock remains above $34.05 per share, holders of 6% Debentures will receive more value upon conversion of the 6% Debentures into Common Stock than they would otherwise receive upon redemption (without giving effect to commissions and other costs of sale).  IHS has entered into a standby  arrangement  with  Salomon  Smith Barney pursuant to which, subject to certain conditions, Salomon Smith Barney will purchase from IHS that number of shares of Common Stock that would have been issuable upon conversion of 6% Debentures that are not converted. At May 29, 1998, $115,000,000 principal amount of 6% Debentures was outstanding, convertible into an aggregate of 3,579,766 shares of Common Stock.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as of February 1, 1998 (except as otherwise indicated) and as adjusted to reflect the sale of the Common Stock in the offering, as to the security ownership of the Selling Stockholders. Except as set forth below, none of the Selling Stockholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates within the past three years.



                                                                    SHARES OF                  SHARES OF
                                                                  COMMON STOCK                COMMON STOCK
                                                                  BENEFICIALLY                BENEFICIALLY
                                                                  OWNED PRIOR      SHARES      OWNED AFTER
                                                                  TO OFFERING    BEING SOLD     OFFERING
                                                                 -------------- ------------ -------------
ARCADIA SERVICES, INC.(1)
 Nanci J. Rands ................................................         195           17           178
 Joseph F. Galvin ..............................................         390           34           356
 Stuart Sinai ..................................................         390           34           356
 Ronald H. Riback ..............................................         390           34           356
 James C. Foresman .............................................         390           34           356
 Lawrence N. Dudek .............................................         195           17           178
 Phillip J. Shefferly ..........................................         195           17           178
 David B. Gunsberg .............................................         195           17           178
 Dean J. Gould and Laura M. Gould, joint tenants with rights of
   survivorship ................................................         195           17           178
 Eli K. Zoller .................................................          53            5            48
 Sasha A. Zoller ...............................................          53            5            48
 Lilly H. Zoller ...............................................          89            7            82
 Michael J. Eizelman and Shelley E. Eizelman, joint tenants with
   rights of survivorship ......................................         195           17           178
 Robert J. Sandler .............................................         780           67           713
 Herbert J. Graebner ...........................................      70,767       13,203        57,564
 Barbara Brewer ................................................       6,899          596         6,303
 Leonard E. Bellinson, Trustee, Leonard E. Bellinson Agree-
   ment of Trust Dated 3/1/82, as amended ......................     121,439       13,742       107,697
 Conbet Associates .............................................      18,397        1,590        16,807
 Beth Elaine Lowenstein Trust U/A/D 7/30/92 ....................       9,198          795         8,403
 Rita M. Lord ..................................................       6,899          596         6,303
 Jill Bader ....................................................      13,797        1,192        12,605
 Charles Bader .................................................      13,797        1,192        12,605
 James C. Foresman and Cheryl A. Busbey, as Trustee of the
   Douglas E. Busbey Trust dated 3/5/75, as amended ............         390           34           356
 Robert M. Egren ...............................................         531           46           485
 Morris Rochlin ................................................      13,267        1,147        12,120
 Nicholas J. Pyett .............................................       1,062           92           970
 Cameron D. Hosner .............................................      11,728        1,014        10,714
 James L. Bellinson ............................................      14,951        3,267        11,684
 Gregory G. Glaesmer ...........................................       4,776          413         4,363
 Gerald Vargo ..................................................       1,062           92           970
 Arcadia Bidco Corporation .....................................      30,759        3,911        26,848
 Mark E. Schlussel .............................................         390           34           356


                                                               SHARES OF                  SHARES OF
                                                             COMMON STOCK                COMMON STOCK
                                                             BENEFICIALLY                BENEFICIALLY
                                                             OWNED PRIOR      SHARES     OWNED AFTER
                                                             TO OFFERING    BEING SOLD     OFFERING
                                                            -------------- ------------ -------------
 Donald B. Lifton .........................................         390            34          356
 Joel M. Shere ............................................         195            17          178
 Daniel D. Swanson ........................................         195            17          178
 United Jewish Foundation of Metropolitan Detroit .........       1,366           119        1,247
 CoreStates Bank, N.A., as Escrow Agent(2) ................      78,568         6,791       71,777
PARAGON REHABILITIVE SERVICES, INC.(3)
 Philip Slive .............................................     345,032       345,032            0
 CoreStates Bank, N.A. as Escrow Agent(2) .................      16,819        16,819            0
Blass & Driggs(4) .........................................      64,490        64,490            0
Calo Agostino(5) ..........................................      10,428        10,428            0
Terry L. Cash(6) ..........................................     435,886       435,886            0
Harbor Side Real Estate Consultants(7) ....................       1,098         1,098            0
Maher & Kallas, P.C.(4) ...................................       4,803         4,803            0
Panza, Maurer, Maynard & Neel, P.A.(4) ....................       5,296         5,296            0
Pamela J. Reichart(8) .....................................      12,082        12,082            0
Uro-Tech, Ltd.(9) .........................................      19,700        19,700            0
Vinick & Docherty(4) ......................................      16,629        16,629            0


----------


(1) The shares offered hereby represent additional shares of Common Stock (the "Additional Shares") received in exchange for the stock of Arcadia Services, Inc. ("Arcadia") pursuant to the Agreement and Plan of Reorganization dated as of July 24, 1997 because the average price of the 531,198 shares of Common Stock issued to the Arcadia stockholders at the time of closing of the acquisition (the "Original Shares") was higher than the average price of the Common Stock at the time such shares were registered for resale under the Securities Act. The number of Additional Shares is equal to the difference between (i) the number of shares determined by dividing the original merger consideration of $18.7 million (before post-closing adjustments) by the average closing price of the Common Stock on the NYSE for the 30 trading days ending on the date immediately preceding the date the registration statement covering the resale of the Original Shares was declared effective and (ii) the number of shares determined by dividing the merger consideration of $18.7 million by the average closing price of the Common Stock on the NYSE for the 30 trading day period immediately preceding the date which was two trading days prior to the closing date of the acquisition. The column "Shares of Common Stock Beneficially Owned Prior to Offering" includes, and the column "Shares of Common Stock Beneficially Owned After Offering" consists of, shares of Common Stock received at the closing of the acquisition. Of the shares of Common Stock being registered hereunder, 6,791 shares are currently being held in escrow, together with shares issued at the closing, to secure indemnification obligations, accounts receivable with respect to a litigated matter and merger consideration adjustments pursuant to the Agreement and Plan of Reorganization. Merger consideration adjustments may be based on a review of the working capital and long-term liabilities of Arcadia as of the closing date, all on the terms set forth in the Agreement and Plan of Reorganization.



(2) Does not include shares of Common Stock held in escrow for other acquisitions.

(3) The shares offered hereby were received in exchange for the stock of Paragon Rehabilitative Services, Inc. ("Paragon") pursuant to the Agreement and Plan of Merger dated as of January 9, 1998. Of the shares of Common Stock being registered hereunder, 16,819 shares are currently being held in escrow to secure indemnification obligations and post-closing adjustments to the merger consideration based on the levels of Paragon's working capital and long-term liabilities on the closing date.

(4) The shares offered hereby were received in payment for legal services rendered to the Company.

(5) The shares offered hereby were received in payment for legal services rendered to the Company. Includes shares owned and being offered by Harbor Side Real Estate Consultants, a wholly-owned subsidiary of Calo Agostino. See Note 7 below.

(6) The shares offered hereby were received in exchange for the stock of The Magnolia Group, Inc. ("Magnolia") and Medi-Serve, Inc. ("Medi-Serve") pursuant to an Agreement and Plan of Merger dated as of February 28, 1998. Of the 435,886 shares being registered hereunder, 14,416 shares are being held in escrow to secure indemnification obligations and post-closing adjustments to the merger consideration based on the levels of Magnolia's and Medi-Serve's working capital and long-term liabilities. Under the agreement, IHS is obligated to issue additional shares of Common Stock if the working capital exceeds, and/or long-term liabilities are less than, specified levels.

(7) The shares offered hereby were received in payment for real estate consulting services rendered to the Company. This Selling Stockholder is owned by Calo Agostino. See Note 5 above.

(8) The shares offered hereby were received in exchange for the assets of Jersey Shore Portable X-Ray, Inc. pursuant to an Asset Purchase Agreement dated as of March 16, 1998.

(9) The shares offered hereby were received in exchange for an 18% partnership interest in Southwest Lithotripter Partners, Ltd. pursuant to a Limited Partnership Interest Purchase Agreement dated as of February 28, 1998.

TRANSACTIONS INVOLVING SELLING STOCKHOLDERS

     On August 29, 1997, the Company acquired through merger all of the outstanding stock of Arcadia Services, Inc., which provides home health care services, medical staffing services and clerical and light industrial staffing services. The merger consideration was $18.7 million (before post-closing adjustments), which was paid though the issuance of 581,451 shares of the Company's Common Stock. The Additional Shares are being offered hereby.

     On January 31, 1998, the Company acquired all the outstanding capital stock of Paragon Rehabilitative Services, Inc., which provides contract rehabilitation services to nursing homes, long-term care facilities and other healthcare facilities. The merger consideration was $10.8 million, which was paid through the issuance of 361,851 shares of the Company's Common Stock (the "Paragon Shares"). The Paragon Shares are being offered hereby.

     On February 28, 1998, the Company acquired an 18% limited partnership interest in Southwest Lithotripter Partners, Ltd. The purchase price for the interest was $630,000, which was paid through the issuance of 19,700 shares of the Company's Common Stock (the "Uro-Tech Shares"). The Uro-Tech Shares are being offered hereby.

     On March 16, 1998, the Company acquired all the assets of Jersey Shore Portable X-Ray, Inc. The purchase price for the assets was $400,000, which was paid through the issuance of 12,082 shares of the Company's Common Stock (the "JSP Shares"). The JSP Shares are being offered hereby.

     On April 24, 1998, the Company acquired all the outstanding stock of The Magnolia Group, Inc., which operates 13 skilled nursing facilities, and Medi-Serve, Inc., which provides pharmaceutical and Medicare Part B services. The merger consideration was $16.0 million, which was paid through the issuance of 435,886 shares of Common Stock (the "Magnolia Shares"). The Magnolia Shares are being offered hereby.

                             PLAN OF DISTRIBUTION

     The Company is registering the Shares on behalf of the Selling Stockholders. All costs, expenses and fees in connection with the registration of the Shares offered hereby will be borne by the Company. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their donees and pledgees).

     Sales of Shares may be effected from time to time in transactions (which may include block transactions) on the New York Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Stockholders have advised the Company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. The Selling Stockholders may effect such transactions by selling Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of Common Stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Stockholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the shares of Common Stock as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Liabilities under the federal securities laws cannot be waived.

     The Arcadia Group has agreed not to sell in excess of 100,000 shares of Common Stock during any 30-day period and to effect sales solely through Salomon Smith Barney. The holder of the Paragon Shares has agreed not to sell in excess of 75,000 shares of Common Stock during any 30-day period and to effect sales solely through Salomon Smith Barney. The holder of the Magnolia Shares has agreed not to sell in excess of 130,000 shares in any 30-day period during the first 120 days after the date of this Prospectus and thereafter not more than 100,000 shares in any 30-day period, and in each case to effect sales solely through Salomon Smith Barney. The holder of the JSP Shares has agreed to effect sales solely through Salomon Smith Barney.

     Because the Selling Stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, in the event of a "distribution" of the Shares, such Selling Stockholder, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Securities Exchange Act of 1934, as amended, which Regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits, with certain exceptions, any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of Common Stock in connection with this offering.

     The Selling Stockholders may be entitled under agreements entered into with the Company to indemnification against liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Common Stock offered hereby have been passed upon for the Company by Fulbright & Jaworski L.L.P., New York, New York. At April 30, 1998, partners of Fulbright & Jaworski L.L.P. owned an aggregate of 300 shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Integrated Health Services, Inc. and subsidiaries as of December 31, 1996 and 1997 and for each of the years in the three-year period ended December 31, 1997 have been incorporated by reference in this Prospectus and elsewhere in the Registration State-ment in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to changes in accounting methods, in 1995, to adopt Statement of Financial Accounting Standards No. 121 related to impairment of long-lived assets and, in 1996, from deferring and amortizing pre-opening costs of Medical Specialty Units to recording them as expenses when incurred.

     The consolidated financial statements of First American Health Care of Georgia, Inc. as of December 31, 1994 and 1995 and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference in this Prospectus and in the Registration Statement from IHS' Current Report on Form 8-K/A, as amended (dated October 17, 1996), in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP contains an explanatory paragraph regarding the uncertainty with respect to certain contingent payments which may be payable under a settlement agreement with the Health Care Financing Administration.

     The consolidated financial statements of Community Care of America, Inc. as of December 31, 1995 and 1996 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference in this Prospectus and in the Registration Statement from IHS' Current Report on Form 8-K (dated September 25, 1997) in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP refers to the change in accounting method in 1996 to adopt Statement of Financial Accounting Standards No. 121 relating to the impairment of long-lived assets.

     The financial statements of RoTech Medical Corporation as of July 31, 1996 and 1997 and for each of the years in the three year period ended July 31, 1997 incorporated in this Prospectus and in the Registration Statement by reference from IHS' Current Report on Form 8-K (dated October 21, 1997) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.



     The financial statements of selected facilities operated by Horizon/CMS Healthcare Corporation to be sold to Integrated Health Services, Inc. as of May 31, 1997 and 1996 and for each of the years in the two year period ended May 31, 1997 incorporated in this Prospectus and in the Registration Statement by reference from IHS' Current Report on Form 8-K (dated December 31, 1997) have been audited by Arthur Andersen LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================

       NO  PERSON  IS   AUTHORIZED  IN
CONNECTION   WITH  ANY  OFFERING  MADE
HEREBY TO GIVE ANY  INFORMATION  OR TO
MAKE ANY  REPRESENTATION NOT CONTAINED
IN THIS  PROSPECTUS,  AND, IF GIVEN OR                 981,421
MADE,     SUCH      INFORMATION     OR
REPRESENTATION MUST NOT BE RELIED UPON                 SHARES
AS  HAVING  BEEN   AUTHORIZED  BY  THE
COMPANY.   THIS  PROSPECTUS  DOES  NOT
CONSTITUTE  AN  OFFER  TO  SELL  OR  A
SOLICITATION  OF AN  OFFER  TO BUY ANY
SECURITY  OTHER THAN THE COMMON  STOCK
OFFERED HEREBY, NOR DOES IT CONSTITUTE
AN OFFER TO SELL OR A SOLICITATION  OF
AN OFFER TO BUY ANY OF THE  SECURITIES            [GRAPHIC OMITTED]
OFFERED  HEREBY  TO ANY  PERSON IN ANY
JURISDICTION  IN WHICH IT IS  UNLAWFUL
TO MAKE SUCH AN OFFER OR SOLICITATION.
NEITHER    THE    DELIVERY   OF   THIS
PROSPECTUS NOR ANY SALE MADE HEREUNDER
SHALL UNDER ANY  CIRCUMSTANCES  CREATE
ANY  IMPLICATION  THAT THE INFORMATION            INTEGRATED HEALTH
CONTAINED  HEREIN IS CORRECT AS OF ANY             SERVICES, INC.
DATE SUBSEQUENT TO THE DATE HEREOF.


        ------------


     TABLE OF CONTENTS


                                  PAGE                 COMMON STOCK
                                 -----
Available Information ...........   2
Incorporation of Certain
 Documents by Reference .........   3
The Company .....................   4
Risk Factors ....................   6
Recent Developments .............  14              ---------------------
Use of Proceeds .................  16                   PROSPECTUS
Selling Stockholders ............  16              ---------------------
Plan of Distribution ............  19
Legal Matters ...................  19
Experts .........................  19                            , 1998

================================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized statement of the estimated amounts of all expenses payable by the Registrant in connection with the registration of the
Shares:


                                 ITEM                                        AMOUNT
                                 ----                                        ------
     Registration Fee - Securities and Exchange Commission ..........    $  11,139.68
     Legal, accounting and printing fees and expenses ...............       35,000.00*
     Miscellaneous ..................................................        3,860.32*
                                                                         ------------
        Total .......................................................     $ 50,000.00*
                                                                         ============

----------
* Estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Under the DGCL, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Third Restated Certificate of Incorporation, as amended, provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by the DGCL.

     Section 145 of the DGCL grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Company's Third Restated Certificate of Incorporation, as amended, and By-laws, as amended, provide for indemnification of each officer and director of the Company to the fullest extent permitted by the DGCL. In addition, IHS has entered into indemnity agreements with its directors and executive officers, a form of which is included as Exhibit 10.72 to IHS's Registration Statement on Form S-1, No. 33-39339, effective March 31, 1992.
Section 145 of the DGCL also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes.

     The agreements pursuant to which the Arcadia Shares and the Paragon Shares were issued (Exhibits 2.1 and 2.2, respectively) provide for indemnification by the sellers thereunder of the Company and its controlling persons, directors and officers for certain liabilities, including liabilities arising under the Securities Act.

ITEM 16. EXHIBITS.


2.1      --  Agreement  and Plan of  Reorganization,  dated as of July 24, 1997,
             among  the  Company,  Integrated  AG  Acquisition,   Inc.,  Arcadia
             Services, Inc. and the other parties thereto.(1)

2.2      --  Agreement  and Plan of Merger  dated as of January  9, 1998,  among
             Integrated Health Services,  Inc., IHS Acquisition  XXXIV, Inc. and
             Paragon Rehabilitative Services, Inc. and Phillip Slive.*



 2.3     --  Amended  and  Restated  Agreement  and Plan of  Merger  dated as of
             February  27, 1998 among  Integrated  Health  Services,  Inc.,  IHS
             Acquisition  No. 35, Inc.,  IHS  Acquisition  No. 36, Inc., and The
             Magnolia Group, Inc. and Medi-Serve, Inc. and Terry L. Cash.*

 2.4     --  Limited  Partnership   Interest  Purchase  Agreement  dated  as  of
             February 28, 1998, among Cambridge Health Services of Texas,  Inc.,
             Integrated Health Services, Inc. and Uro-Tech, Ltd.*

2.5     --   Asset Purchase  Agreement dated as of March 16, 1998 among Symphony
             Diagnostic  Services  No. 1, Inc.  and Pamela  Reichart  and Jersey
             Shore Portable X-Ray, Inc.*

 4.1     --  Third Restated Certificate of Incorporation, as amended. (2)

 4.2     --  Amendment to the Third Restated Certificate of Incorporation, dated
             May 26, 1995. (3)

 4.3     --  Certificate  of  Designation  of  Series  A  Junior   Participating
             Cumulative Preferred Stock (4)

 4.4     --  By-laws, as amended. (5)

  5      --  Opinion of Fulbright & Jaworski L.L.P.*

23.1     --  Consents of KPMG Peat Marwick LLP.

23.2     --  Consent of Deloitte & Touche LLP.

23.2     --  Consent of Arthur Andersen LLP

23.4     --  Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).*

 24      --  Power of Attorney (included on signature page).*

 99      --  Certified Resolution.



----------

 * Previously filed.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-3 (No. 333-41973).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(3) Incorporated by reference to the Company's Registration Statement on Form S-4, No. 33-94130, effective September 15, 1995.

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated September 27, 1995.

(5) Incorporated by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Owings Mills, State of Maryland on June 4, 1998.


                                  INTEGRATED HEALTH SERVICES, INC.

                                  By   /s/ ROBERT N ELKINS*
                                     ------------------------------------
                                     Robert N. Elkins, Chairman of the Board,
                                      President and Chief Executive Officer


                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



            SIGNATURE                             TITLE                      DATE
            ---------                             -----                      ----

    /s/ ROBERT N. ELKINS*          Chairman of the Board, President     June 4, 1998
-----------------------------      and Chief Executive Officer
      (Robert N. Elkins)           (Principal Executive Officer)

    /s/ EDWIN M. CRAWFORD*         Director                             June 4, 1998
-----------------------------
    (Edwin M. Crawford )

     /s/ KENNETH M. MAZIK*         Director                             June 4, 1998
-----------------------------
     (Kenneth M. Mazik)

    /s/ ROBERT A. MITCHELL*        Director                             June 4, 1998
-----------------------------
    (Robert A. Mitchell)

  /s/ CHARLES W. NEWHALL, III*     Director                             June 4, 1998
-----------------------------
   (Charles W. Newhall, III)

   /s/ TIMOTHY F. NICHOLSON*       Director                             June 4, 1998
-----------------------------
   (Timothy F. Nicholson)

    /s/ JOHN L. SILVERMAN*         Director                             June 4, 1998
-----------------------------
    (John L. Silverman)

   /s/ GEORGE H. STRONG*           Director                             June 4, 1998
-----------------------------
    (George H. Strong)



           SIGNATURE                             TITLE                       DATE
           ---------                             -----                       ----
    /s/ C. TAYLOR PICKETT         Executive Vice President-             June 4, 1998
-----------------------------     Chief Financial Officer (Principal
    (C. Taylor Pickett)           Financial Officer)

   /s/ W. BRADLEY BENNETT*        Executive Vice President-             June 4, 1998
-----------------------------     Chief Accounting Officer
   (W. Bradley Bennett)           (Principal Accounting Officer)


*By:  /s/ C. TAYLOR PICKETT
     ------------------------
     (C. Taylor Pickett)
     Attorney-in-Fact

                               INDEX TO EXHIBITS



  EXHIBIT

    NO.                                     DESCRIPTION                                     PAGE NO.
    ---                                     -----------                                     --------
  2.1    --   Agreement and Plan of  Reorganization,  dated as of July 24, 1997, among  the  Company,  Integrated  AG  Acquisition,  Inc.,  Arcadia
              Services, Inc. and the other parties thereto.(1)

  2.2    --   Agreement  and Plan of Merger  dated as of January 9, 1998,  among
              Integrated Health Services,  Inc., IHS Acquisition XXXIV, Inc. and
              Paragon Rehabilitative Services, Inc. and Phillip Slive.*

  2.3    --   Amended  and  Restated  Agreement  and Plan of Merger  dated as of
              February 27, 1998 among  Integrated  Health  Services,  Inc.,  IHS
              Acquisition  No. 35, Inc., IHS  Acquisition  No. 36, Inc., and The
              Magnolia Group, Inc. and Medi-Serve, Inc. and Terry L. Cash.*

  2.4    --   Limited  Partnership  Interest  Purchase  Agreement  dated  as  of
              February 28, 1998, among Cambridge Health Services of Texas, Inc.,
              Integrated Health Services, Inc. and Uro-Tech, Ltd.*

  2.5    --   Asset Purchase Agreement dated as of March 16, 1998 among Symphony
              Diag- nostic  Services No. 1, Inc. and Pamela  Reichart and Jersey
              Shore Portable X-Ray, Inc.*

  4.1    --   Third Restated Certificate of Incorporation, as amended. (2)

  4.2    --   Amendment  to the Third  Restated  Certificate  of  Incorporation,
              dated May 26, 1995. (3)

  4.3    --   Certificate  of  Designation  of  Series  A  Junior  Participating
              Cumulative Preferred Stock (4)

  4.4    --   By-laws, as amended. (5)

    5    --   Opinion of Fulbright & Jaworski L.L.P.*

 23.1    --   Consents of KPMG Peat Marwick LLP.

 23.2    --   Consent of Deloitte & Touche LLP.

 23.2    --   Consent of Arthur Andersen LLP

 23.4    --   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5).*

 24      --   Power of Attorney (included on signature page).*

  99     --   Certified Resolution.




----------

 *  Previously filed.

(1) Incorporated herein by reference to the Company's Registration Statement on Form S-3 (No. 333-41973).

(2) Incorporated by reference to the Company's Registration Statement on Form S-3, No. 33-77754, effective June 29, 1994.

(3) Incorporated by reference to the Company's Registration Statement on Form S-4, No. 33-94130, effective September 15, 1995.

(4) Incorporated by reference to the Company's Current Report on Form 8-K dated September 27, 1995.

(5) Incorporated by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1997.